     As filed with the Securities and Exchange Commission on October 6, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 INNERDYNE, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                       87-0431168
(State of incorporation or organization            (IRS Employer Identification No.)

                1244 Reamwood Avenue, Sunnyvale, California 94089
          (Address of Principal Executive Offices, including Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange on which
Title of each class to be so registered              each class is to be registered:
                  None                                             None

        Securities to be registered pursuant to Section 12(g) of the Act:
                         Preferred Share Purchase Rights

                                ----------------

                                (Title of Class)

     This Amendment No. 1 amends the Registrant's Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on September 22, 1997 (the "REGISTRATION STATEMENT"), which was filed in connection with the Registrant's adoption of a Preferred Shares Rights Agreement.

     This Amendment No. 1 to the Registration Statement is being filed in order to amend Item 1 of the Registration Statement and to include as an exhibit to the Registration Statement the First Amendment to Rights Agreement dated as of October 3, 2000, between the Registrant and American Stock Transfer and Trust Company. Except as amended hereby, there are no other changes to the Registration Statement.

Item 1. Description of Registrant's Securities to be Registered.

     Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration Statement:

     On October 3, 2000, InnerDyne, Inc. (the "Company") amended the Preferred Shares Rights Agreement dated as of September 19, 1997 (the "Rights Agreement") by executing a First Amendment to Rights Agreement (the "Amendment") between the Company and American Stock Transfer and Trust Company. The Amendment provides that none of Tyco International Ltd., a Bermuda company ("Guarantor"), Tyco Acquisition Corp. X, a Delaware corporation and a direct, wholly-owned subsidiary of Guarantor ("Parent"), VLMS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person (as that term is defined in the Rights Agreement) as a result of the execution of the Agreement and Plan of Merger dated as of October 3, 2000 (the "Merger Agreement"), or commencement or consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement). The Amendment further provides that, despite the occurrence of any of the events described above, neither a Distribution Date (as defined in the Rights Agreement), a Section 13 Event (as defined in the Rights Agreement), a Shares Acquisition Date (as defined in the Rights Agreement), nor a Triggering Event (as defined in the Rights Agreement) will occur solely by virtue of the approval, execution or delivery of the Merger Agreement, or consummation of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement) or any public announcement of the foregoing.

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit
4.1 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 1 to the Registration Statement and is incorporated herein by reference.

Item 2. Exhibits.

     The following exhibits are filed as part of the Registration Statement:

          1* Preferred Shares Rights Agreement dated as of September 19, 1997, between InnerDyne, Inc. and American Stock Transfer and Trust Company, including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

          4.1 First Amendment to Rights Agreement dated as of October 3, 2000, between InnerDyne, Inc. and American Stock Transfer and Trust Company.

     * Previously filed with the Securities and Exchange Commission on September 22, 1997.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 5, 2000                  INNERDYNE, INC.


                                       By: /s/ William G. Mavity
                                           --------------------------------
                                           Name: William G. Mavity
                                           Title: Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit No.                       Description
-----------                       -----------
 1*         Preferred Shares Rights Agreement dated as of September 19, 1997, between InnerDyne, Inc. and American Stock Transfer and Trust
            Company, including the Certificate of Determination of Rights,
            Preferences and Privileges of Series A Participating Preferred
            Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

 4.1 First Amendment to Rights Agreement dated as of October 3, 2000, between InnerDyne, Inc. and American Stock Transfer and Trust
            Company.

* Previously filed with the Securities and Exchange Commission on September 22, 1997.